Prime Sun Power Inc. ("PSP") Signs a Co Development and Acquisition Agreement for 100 Megawatt Photovoltaic Power Plants Project in France for 2011

Oct. 13, 2010 (Business Wire) -- Prime Sun Power Inc. (OTCBB/New York: PSPW and Xetra/Frankfurt: PSD), announced today that it has entered into a Master Acquisition Agreement with DFD Select Group Ltd. and EnWay SAS (“DFD/EnWay”), a Financial Advisory Company specializing in capital preservation and EnWay an Operational Coordinator in the renewable energy industry, to co-develop up to 100 Megawatts (MW) of photovoltaic (PV) plants in France in 2011.

Under this agreement, PSP and DFD/EnWay will jointly develop the 100Mw power plants until Grid connection. PSP plans to acquire and operate the Grid connected power plants as a long term company asset. Both parties agree that, where possible, some of the modules for the PV-Plants will be provided by strategic partners or suppliers pre-selected by PSP.

The 100 MW power plants will be allocated on land identified by DFD/EnWay in the region of “Arles” and “Castres” in the South of France. Engineering, procurement, construction and installation (EPCI) contracting and long term financing will be provided by major French institutions currently in discussions with PSP.

“The French market provides attractive energy output levels as well as rewarding investment returns. DFD/EnWay have substantial knowledge about the licensing procedures and have excellent relationships with prime landowners and regional authorities. The projects’ indicative profitability and key financials are promising. In addition to the Italian market, this step accelerates the projected growth of PSP as a utility-scale PV power plant developer and operator” said Mr. Olivier de Vergnies, CEO of PSP.

“PSP has an impressive business model and experienced management. We are pleased to participate in their vision and jointly establish a major project portfolio in France “said Mr. David Tucker, Chief Executive Officer of DFD and Mr. Jean-Pierre Philippe, Chief Executive Officer of EnWay.

PSP is in the process of appointing a major European investment bank with successful global track record in clean energy sector for the equity and capital raising of up to €160 Million required for the development, construction and installation of 225Mw of PV-Power Plants which PSP has in its pipeline in Italy, France and Greece. PSP has exchanged communications with the bank which has indicated keen interest to accept the mandate. PSP expects to disclose the details of the financing upon completion of the due diligence related to closing the final agreement. The bank considers PSP projects pipeline interesting for its client base which includes financial investors (such as infrastructure funds focused on renewable), institutional investors (e.g. insurance companies), and strategic investors looking to secure downstream pipeline (such as module manufacturers), utilities and IPPs as well as industrial companies interested in diversifying in the renewable space.

PSP has also received a term sheet for the financing of its solar power plant projects in Italy on a leasing basis providing 80% of the investment cost.

About DFD and EnWay:

DFD Select Group Limited was created in 1996 and has been acting as an Investment Manager. Throughout many years the Principals of DFD have been actively engaged in the creation, promotion, marketing and operation of Hedge Funds, Funds of Hedge Funds, and Structured Notes developed together with leading international banks, and Real Estate financial products. DFD acted as a financial advisor to Lyxor Asset Management for a series of guaranteed Bonds issued by Société Générale with a notional value of over $450 million. DFD launched 4 Bonds guaranteed by Crédit Lyonnais and invested into DFD’s Fund of Funds. DFD created and managed the Rubicon Fund, for exclusive investment by BNP-Paribas, a multi strategy Fund of Funds listed and domiciled in Dublin as well as the InnoHedge Fund for investment by Barclays Bank PLC. DFD launched 35 structured notes totaling over $750 million guaranteed by Barclays. As DFD’s mission and first priority is the preservation of client capital, it is now active in the renewable energy business and has a unique portfolio of Photovoltaic plants projects in France through a Joint Venture with the French company Enway SAS.

EnWay is a development company, which coordinates financial, industrial, and operational partners. It has a portfolio of both French and international projects. EnWay is an “architect of solutions” in the field of renewable energies. Enway’s mission is to promote and manage turn-key solar projects by introducing and acquiring commercially viable surfaces for solar projects, validating the economic interest of the projects and overseeing and coordinating the relationship with the industrial operators, the investors, the financing institutions, the suppliers, the land owners and the administrative officials.

About PSP:

PSP is positioning itself as a clean energy utility company with an emphasis on the development, construction and operation of its own and third party utility-scale photovoltaic power plants. The Company is focusing on photovoltaic solar power generation in Europe, particularly in Italy, Greece and Turkey. The Company plans to develop, build and operate 500 megawatts of photovoltaic solar power generation through the end of 2013 of which 150 megawatts are expected to be acquired by third party investors. In addition to Company expectation of proceeds from selected strategic financiers currently in negotiations with Company management, the Company plans to use revenues generated from sales of projects to third parties in the development and construction of its own power plants. The Company strategy is to act as a consortium-leader with reputable world-leading EPC and module suppliers to deliver all projects on a turnkey basis. The Company aims to achieve a leading position in the provision of solar energy.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. PSP cannot provide assurances that any prospective matters described in the press release will be successfully completed or that PSP will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by PSP with the U.S. Securities & Exchange Commission. PSP undertakes no obligation to update information contained in this release.

For further information please visit www.primesunpower.com

Olivier de Vergnies
Chief Executive Officer
Telephone: +41-44-575-9000

info@primesunpower.com

Source: Business Wire (October 13, 2010 - 7:04 AM EDT)
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